Exhibit 10.3

Amendment no. 2

to THE interim settlement agreement

BETWEEN pERNIX AND gsk

This AMENDMENT NO. 2 to the interim settlement agreement (this “Amendment No. 2”), dated as of July 20, 2017, is entered into by and between Pernix Therapeutics Holdings, Inc. (“Pernix Holdings”) and Pernix Ireland Limited (“Pernix Ireland” and together with Pernix Holdings, “Pernix”), on the one hand, and Glaxo Group Limited, GlaxoSmithKline LLC, GlaxoSmithKline Intellectual Property Holdings Limited and GlaxoSmithKline Intellectual Property Management Limited (collectively, “GSK”), on the other. Each of the foregoing shall be referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties entered into an Interim Settlement Agreement, dated July 27, 2015, which was amended pursuant to Amendment No. 1 to the Interim Settlement Agreement dated as of March 17, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Interim Settlement Agreement”).

WHEREAS, Pernix has made certain payments to GSK under the Interim Settlement Agreement; and

WHEREAS, the Parties agree to amend Section 4 of the Interim Settlement Agreement to permit payment by Pernix to GSK of a reduced amount on an accelerated timetable in full satisfaction of the remaining Award, subject to the terms and conditions of this Amendment No. 2.

Now, therefore, in consideration of the foregoing, the covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.                Certain Defined Terms.

Capitalized terms used in this Amendment No. 2 without definition shall have the meanings set forth in the Interim Settlement Agreement.

Section 2.                Amendments.

(a)                Section 4 of the Interim Settlement Agreement is hereby amended and restated to read in its entirety as follows:

a.                   The Parties acknowledge and agree that (i) as of June 30, 2017 the total outstanding balance of the Award is $21,200,000 (the “Current Award Balance”), payable to GSK by Pernix in accordance with the terms of this Agreement as amended by Amendment No. 1 hereto, and (ii) the Current Award Balance is unconditionally owed to GSK by Pernix, without offset, defense or counterclaim of any kind, nature or description.

b.                  In consideration for GSK’s agreement set forth in Section 4(e), Pernix agrees to make the following payments to GSK on or before the dates noted in full satisfaction of the Award, which for the avoidance of doubt shall be credited against and reduce the outstanding balance of the Award:

(i)           a payment in the amount of Three Million Four Hundred Fifty Thousand Dollars ($3,450,000), due on or before the date that is ten (10) business days after the closing of a financing transaction (the “Highbridge Transaction”) with Highbridge Capital Management, LLC (such closing date, the “Highbridge Closing Date” and such payment, the “First Scheduled Payment”);

(ii)         a payment in the amount of Three Million Two Hundred Thousand Dollars ($3,200,000), due on or before December 31, 2017 (the “Second Scheduled Payment” and, together with the First Scheduled Payment, the “Scheduled Payments”);

(iii)       if, on or before September 30, 2019, Pernix Holdings redeems or repurchases any of its 4.25% Convertible Notes due 2021 (the “Convertible Notes”), other than in connection with the Highbridge Transaction, for a cash payment of greater than 31.00 cents for every one dollar of principal amount of Convertible Notes so redeemed or repurchased, Pernix shall, no later than five (5) business days after such payment is made to holders of the Convertible Notes, make an additional cash payment to GSK (the “Catch-Up Payment”) equal to such excess recovery multiplied by the Current Award Balance, up to a maximum Catch-Up Payment amount not to exceed Two Million Dollars ($2,000,000) (the “Catch-Up Payment Cap”);

(iv)       if, on or before September 30, 2019, Pernix Holdings exchanges any Convertible Notes, other than in connection with the Highbridge Transaction, for new notes or similar instruments (“Exchange Notes”) that have a face value providing such holders a recovery that is greater than 31.00 cents for every one dollar of principal amount of Convertible Notes exchanged by such holders, Pernix Holdings shall, no later than five (5) business days after the date such Exchange Notes are issued to such holders, issue to GSK an amount of Exchange Notes (the “Catch-Up Notes”) with a face value equal to such excess recovery multiplied by the Current Award Balance, up to a maximum face value of Catch-Up Notes not to exceed Two Million Dollars ($2,000,000) (the “Catch-Up Notes Cap”); and

(v)         If, on or before September 30, 2019, Pernix Holdings consummates a single transaction that involves both a partial cash redemption or repurchase and a partial exchange of Convertible Notes providing the participating holders of Convertible Notes with an aggregate recovery that is greater than 31.00 cents for every one dollar of principal amount of Convertible Notes tendered in such transaction, GSK shall, at its option, elect to receive either a Catch-Up Payment or Catch-Up Notes, in each case equal to such excess recovery multiplied by the Current Award Balance, and in each case subject to the Catch-Up Payment Cap or the Catch-Up Notes Cap, as applicable.

(vi)       Payment by Pernix of a Catch-Up Payment shall relieve Pernix Holdings of any obligation to issue Catch-Up Notes, and the issuance by Pernix Holdings of Catch-Up Notes shall relieve Pernix of any obligation to make a Catch-Up Payment.

In no event shall Pernix be obligated both to make a Catch-Up Payment and to issue Catch-Up Notes.

c.                  [RESERVED].

d.                  [RESERVED].

e.                   GSK agrees that, for so long as the provisions of Section 4 of this Agreement are complied with, enforcement of the Award shall be stayed, and GSK shall not seek to enforce the Award or otherwise exercise any rights or remedies in respect of the Award (the “Stay”). The Stay is limited in nature and shall not be deemed or construed to constitute a waiver of any rights and remedies with respect to the Award. The Parties agree that the running of all statutes of limitation, the doctrine of laches, and any other time-based defenses applicable to all claims, remedies or causes of action that GSK may be entitled to take or bring in order to enforce its rights and remedies with respect to the Award are, to the fullest extent permitted by law, tolled and suspended for so long as the Stay remains in effect. GSK further agrees that, notwithstanding anything to the contrary in this Agreement, any outstanding balance of the Award shall be unconditionally and irrevocably forgiven on the earlier of (i) the first date on which Pernix has made the Scheduled Payments and has either made the Catch-Up Payment or issued the Catch-Up Notes, as applicable or (ii) October 1, 2019, if Pernix has made the Scheduled Payments and is not obligated to make the Catch-Up Payment or to issue the Catch-Up Notes by such date, so long as each such Scheduled Payment and any required Catch-Up Payments are made and any required Catch-Up Notes are issued in each case in accordance with the terms and conditions of this Agreement.

f.                   If Pernix violates any covenant that is included in Section 4 of this Agreement or if either Pernix Holdings or Pernix Ireland commences or is the subject of any insolvency proceeding at any time before the outstanding balance of the Award is forgiven pursuant to this Section 4: (i) all amounts outstanding in respect of the Award at such time after giving effect to payments made to date shall automatically be immediately due and payable, and (ii) the Stay shall automatically and immediately terminate and be of no further force or effect and GSK shall be free in its sole and absolute discretion, without limitation, to proceed to enforce any and all of its rights and remedies with respect to the Award.

(b)               Schedule 1 of the Interim Settlement Agreement is hereby deleted in its entirety.

Section 3.                Effectiveness of this Amendment No. 2.

(a)                This Amendment shall become effective upon the execution and delivery of this Amendment by the Parties.

(b)               Notwithstanding anything to the contrary herein, if the Highbridge Closing Date does not occur on or before August 15, 2017, then this Amendment No. 2 shall have no further effect, and the Interim Settlement Agreement shall immediately and automatically revert to its form prior to the effectiveness of this Amendment No. 2 without any further action by the Parties; provided that the Award Payment that was due by June 30, 2017 under the Settlement

Agreement in its form prior to the effectiveness of this Amendment No. 2 shall be due no later than August 22, 2017.

Section 4.                Representations and Warranties.

Each of the Parties hereby represents and warrants that each of the following statements is true, accurate and complete as to such Party as of the date hereof:

(a)                The execution, delivery and performance of this Amendment No. 2 and its obligations hereunder (and under the Interim Settlement Agreement as amended hereby) have been duly authorized by all necessary corporate or limited liability company action, as applicable, on its part.

(b)               This Amendment No. 2 has been duly executed and delivered by it and constitutes, when executed and delivered by it, a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and implied covenants of good faith and fair dealing.

(c)                The execution, delivery and performance of this Amendment No. 2 (and the Interim Settlement Agreement as amended hereby) by it does not and shall not: (i) violate any provision of law, rule or regulation applicable to it; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

(d)               Such Party has carefully read and fully understands all of the terms and conditions of this Amendment No. 2.

(e)                Such Party has consulted with, or had a full and fair opportunity to consult with, an attorney regarding the terms and conditions of this Amendment No. 2.

(f)                Such Party has had a full and fair opportunity to participate in the drafting of this Amendment No. 2.

(g)               Such Party is freely, voluntarily and knowingly entering into this Amendment No. 2.

(h)               In entering into this Amendment No. 2, such Party has not relied upon any representation, warranty, covenant or agreement not expressly set forth herein.

Section 5.                Miscellaneous.

(a)                The provisions contained in paragraph 5(d) (Jurisdiction and Venue, Governing Law) of the Interim Settlement Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety; provided that: (a) any reference to “this Agreement” in such provision of the Interim Settlement Agreement shall be deemed for purposes of this Amendment No. 2 to be a reference to “this Amendment No. 2;” and (b) any other necessary changes relating to syntax, section or article references and other similar matters shall be deemed made.

(b)               This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment No. 2 by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of an original executed counterpart of this Amendment No. 2.

(c)                Except as set forth herein, the terms and provisions of the Interim Settlement Agreement shall be unchanged by this Amendment No. 2 and shall remain in full force and effect.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 as of the day and year first above written.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ K. R. Pina
Name: K. R. Pina
Title: Corporate Secretary

PERNIX IRELAND LIMITED

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Director

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
Name: Paul Williamson
Title: Authorised Signatory

GLAXOSMITHKLINE LLC

By:	/s/ Paul Williamson
Name: Paul Williamson
Title: Authorised Signatory

GLAXOSMITHKLINE INTELLECTUAL PROPERTY HOLDINGS LIMITED

By:	/s/ Justin T. Huang
Name: Justin T. Huang
Title: Assistant Secretary

GLAXOSMITHKLINE INTELLECTUAL PROPERTY MANAGEMENT LIMITED

By:	/s/ Paul Williamson
Name: Paul Williamson
Title: Authorised Signatory